As filed with the Securities and Exchange Commission on December 17, 1997
                    Registration No. 33-34499
              ______________________________________

                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
             _______________________________________

                  POST-EFFECTIVE AMENDMENT NO. 1
                           TO FORM S-3
                   REGISTRATION STATEMENT UNDER
                    THE SECURITIES ACT OF 1933
              ______________________________________

                      EMC INSURANCE GROUP INC.
       (Exact name of registrant as specified in its charter)

          Iowa                                     42-6234555
----------------------------------      -------------------------------------
  (State or other jurisdiction         (I.R.S. Employer Identification Number)
 of incorporation or organization)

 717 Mulberry Street,  Des Moines, Iowa   50309         (515) 280-2511
 ----------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Bruce G. Kelley
             President and Chief Executive Officer
                    EMC Insurance Group Inc.
                      717 Mulberry Street
                    Des Moines, Iowa  50309
                         (515) 280-2511

                            Copy to:
                      G. R. Neumann, Esq.
                   Nyemaster, Goode, Voigts,
                  West Hansell & O'Brien, P.C.
                     700 Walnut, Suite 1600
                     Des Moines, IA  50309
                         (515) 283-3121
-----------------------------------------------------------------------------
(Name, address, including zip code, and telephone number, including area code of agent for service)

Approximate date of commencement of proposed sale to the public:
      upon filing of this Post-Effective Amendment No. 1.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                 CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------
Title Of       Amount to      Proposed         Proposed          Amount of
Each Class     be Registered  Maximum offering Maximum Aggregate Registration
Of                            price per unit   offering price    Fee
Securities         (1)             (2)             (1)(2)             (3)
To Be
Registered
----------    -------------- ----------------- ----------------- ------------

Common Stock     2,000,000       $ 14.00          $ 28,000,000     $6,005
(par value $1.00)  Shares
-----------------------------------------------------------------------------

(1) On April 27, 1990, Registration Statement No. 33-34499 was filed to register 1,000,000 shares of Common Stock, par value $1.00. An additional 1,000,000 shares of Common Stock, par value $1.00, are being registered hereby.

(2) Calculated using the last sale price on the NASDAQ National Market System on December 12, 1997. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).

(3) On April 27, 1990, registration fees of $1,875.00 were paid with respect to the 1,000,000 shares of Common Stock pursuant to Registration Statement No. 33-34499. Additional fees of $ 4,130 with respect to an additional 1,000,000 shares of Common Stock pursuant to this Post-Effective Amendment No. 1 are being paid on the date hereof.

                            PROSPECTUS
                     EMC INSURANCE GROUP INC.
Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan
                          Common Stock
                         --------------

  The Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") of EMC Insurance Group Inc. (the "Company") provides holders of shares of the Company's Common Stock with a simple and convenient method of purchasing additional shares of the Company's Common Stock without payment of any brokerage commission or service charge. Any holder of shares of Common Stock is eligible to participate in the Plan.

  Participants in the Plan may select either or both of the following:

  - any shareholder may have all or part of their cash dividends on their shares of the Company's Common Stock automatically reinvested and/or

  - any shareholder may invest by making optional cash payments of not less than $100 per payment and up to $9,000 per quarter.

     The purchase price of shares purchased with reinvested Common Stock dividends or with optional cash payments on any dividend payment date will be 100 percent of the last sale price of the Common Stock as reported on the NASDAQ National Market System on such dividend payment date (or the next preceding day on which such prices are reported if they are not so reported on such dividend payment date).

     Any provision of the Plan, including the ability to invest by making optional cash payments, may be suspended, modified or eliminated at any time by the Company.

     All questions and inquiries concerning the Plan should be addressed as follows:

               UMB Bank, n.a.
               Securities Transfer Division
               P. O. Box 410064
               Kansas City, MO  64141-0064
               Telephone:  800-884-4225
               FAX:  816-221-0438

           RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE.
              ______________________________________
     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
              ______________________________________

         The date of this Prospectus is December 17, 1997

                                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549 and at the following Regional Offices of the Commission:
New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. With respect to documents filed by the Company electronically with the Commission, copies of such material may be obtained at the Commission's Web site at http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. The information so omitted may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at the fees prescribed by the Commission.

     Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of documents are summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the Commission, are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the calendar year ended December 31, 1996, filed pursuant to Section 13 of the Exchange Act.

     (2) The Company's Quarterly Report on Form 10-Q for the three-month period ended March 31, 1997, filed pursuant to Section 13 of the Exchange Act.

     (3) The Company's Quarterly Report on Form 10-Q for the three-month period ended June 30, 1997, filed pursuant to Section 13 of the Exchange Act.

     (4) The Company's Quarterly Report on Form 10-Q for the three-month period ended September 30, 1997, filed pursuant to Section 13 of the Exchange Act.

     (5) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     (6) All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that such a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document.

     The Company undertakes to provide, without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Registration Statement of which this Prospectus is a part (not including exhibits to the information that is incorporated by reference herein unless such exhibits are specifically incorporated by reference into the information incorporated by reference). Such oral or written request may be made to: EMC Insurance Group Inc., 717 Mulberry Street, Des Moines, Iowa 50309, Attention:
Corporate Secretary.

                            THE COMPANY

     The Company is an insurance holding company with operations in property and casualty insurance, nonstandard risk automobile insurance, reinsurance and
an excess and surplus lines insurance agency.   Approximately 67 percent of the
Company's Common Stock is owned by Employers Mutual Casualty Company ("Employers Mutual"). The Company's property and casualty insurance business is conducted through a pool which includes Employers Mutual and other Employers Mutual affiliates. The Company's reinsurance subsidiary assumes a 100 percent quota share portion of Employers Mutual's assumed reinsurance business, exclusive of certain reinsurance contracts.

     The Company's business address is 717 Mulberry Street, Des Moines, Iowa 50309 (telephone number 515-280-2511).

                         USE OF PROCEEDS

     The Company is unable to determine and has no basis for estimating either the number of shares of Common Stock that will be purchased under the Plan or the proceeds that will be received by the Company from the sale of such shares. The Company presently proposes to use the proceeds from the sale of Common Stock offered hereby to increase the invested assets of the Company which will provide the Company with increased capacity to write insurance. The ability of an insurance company to expand its volume of business depends in part on the amount of its statutory capital and surplus.

                             THE PLAN

Description of the Plan

     The following is a statement of the provisions of the Plan in a question and answer format. The Plan is hereby incorporated by reference and all terms defined therein, unless indicated otherwise in the Prospectus, shall have the same meaning herein.

Purpose

1.   What is the purpose of the Plan?

     The purpose of the Plan is to provide all owners of the Company's Common Stock with a simple and convenient way to invest cash dividends in the Company's Common Stock and make optional cash purchases of the Company's Common Stock at a price equal to 100 percent of market value, but without payment of any brokerage commission or service charge. The shares of Common
Stock will be purchased directly from the Company under the Plan from its authorized but unissued Common Stock.

Advantages

2.   What are the advantages of the Plan?

     The Plan provides shareholders with a systematic method of purchasing additional shares of the Company's Common Stock. Participants in the Plan may:
(a) have dividends and/or optional cash payments reinvested in Common Stock without any charges for brokerage commissions or record-keeping; and (b) derive full investment use of funds, as the Plan provides for fractions of shares to be credited to Participants' accounts. In addition, cumbersome safekeeping requirements and record-keeping costs are eliminated through the free custodial service and reporting provisions of the Plan.

Administration

3.   Who administers the Plan?

     UMB Bank, n.a., Kansas City, Missouri (the "Plan Administrator"), administers the Plan for Participants, keeps records, sends statements of accounts to Participants and performs other duties relating to the Plan. The Plan Administrator purchases shares of Common Stock from the Company and credits the shares to the accounts of the individual Participants. Shares of Common Stock purchased under the Plan will be registered in the name of the Plan Administrator (or its nominee) and held by the Plan Administrator for each Participant in the Plan.

Participation

4.   Who is eligible to participate?

     All shareholders of the Company's Common Stock are eligible to participate in the Plan. Beneficial owners of shares registered in a name other than their own, such as that of a broker, bank nominee, or trustee must first become record holders of such shares in their own name in order to participate.

5.   How does an eligible shareholder participate?

     An eligible holder of Common Stock may join the Plan by signing an Authorization Card and returning it to the Plan Administrator. An Authorization Card is enclosed with this Prospectus for this purpose. Additional forms may be obtained at any time by written request.

6.   When may a shareholder join the Plan?

    An eligible shareholder may join the Plan at any time. Once in the Plan, the holder will remain a Participant until he or she discontinues his or her participation or sells all shares held in his or her name and in the Plan account.

     If an Authorization Card specifying reinvestment of dividends is received by the Plan Administrator on or before the record date established for a particular dividend, reinvestment will commence with that dividend. Dividend payment dates for the Common Stock and the related record dates are typically as follows:

     Approximate           Approximate
     Record Date           Payment Date
     ___________           ___________

     March 4               March 18
     June 4                June 18
     September 4           September 18
     December 4            December 18

     Actual dividend record and payment dates are established by the Company's Board of Directors. The Company's Board of Directors presently intends to continue its policy of paying regular quarterly cash dividends when justified by its financial condition.

     If the Authorization Card is received after the record date established for a particular dividend, then the reinvestment of dividends will not begin until the dividend payment date following the next record date, as applicable.

7.   What does the Authorization Card provide?

     The Authorization Card provides for the purchase of additional shares of Common Stock through the following investment options:

     (a) The dividend reinvestment feature directs the Plan Administrator to invest, in accordance with the Plan, all or part of your cash dividends on the shares then or subsequently registered in your name, and on all shares held for your benefit in your Plan account; and

     (b) The optional cash payment feature permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan, with or without reinvesting dividends on shares registered in your name.

You may select the dividend reinvestment feature and/or the optional cash payment feature. In all cases, cash dividends on all of the shares held in your account under the Plan will be reinvested in accordance with the Plan, including dividends on such shares purchased with optional cash payments.

8.   How may a Participant change investment features under the Plan?

     As a Participant, you may change your participation in the dividend reinvestment feature or the optional cash payment feature at any time by completing a new Authorization Card and returning it to the Plan Administrator or by writing a letter to the Plan Administrator.

Costs

9. Are there any expenses to Participants in connection with purchases under the Plan?

     No. Participants will incur no brokerage commissions or service charges for the purchases made under the Plan. All costs of administration of the Plan will be paid by the Company.

Purchases

10.  How many shares of common stock will be purchased for Participants?

     If you become a Participant in the Plan, the number of shares to be purchased cannot be specified by the Participant since it depends on the amount of your dividends and/or optional cash payments and the purchase price of the Common Stock. Your account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested divided by the purchase price per share.

     The manner in which the Plan operates does not permit the company to honor a request that a specific number of shares of Common Stock be purchased.

11. When and at what price will shares of Common Stock be purchased under the Plan?

     Purchases of Common Stock with reinvested dividends and optional cash payments will be made on the dividend payment date. The price at which shares of Common Stock will be purchased with reinvested dividends and optional cash payments will be 100 percent of the last sale price of the Common Stock as reported on the NASDAQ National Market System on such dividend payment date (or the next preceding day on which such prices were reported if they are not reported on such dividend payment date). No shares will be sold under the Plan at less than the par value of such shares.

     Funds to be used for optional cash purchases must be received by the Plan Administrator at least 7 days prior to the applicable dividend payment date. No interest will be paid by the Plan Administrator on optional cash payments.

Optional Cash Payments

12.  How does the optional cash payment feature work?

     Any shareholder who has submitted a signed Authorization Card is eligible to make optional cash payments at any time. The Plan Administrator will apply any optional cash payment received from an eligible Participant 7 days before the dividend payment date to the purchase of Common Stock for the account of the Participant on such dividend payment date.

     If you want to make only optional cash payments (and not reinvest dividends on your Common Stock), the Company will pay dividends on Common Stock registered in your name in the usual manner and will apply any optional cash payment received from you to the purchase of additional shares of Common Stock for your account under the Plan. Unless shares acquired with optional cash payments are withdrawn from your account, dividends paid on such shares will be reinvested.

     An initial optional cash payment may be made by a Participant when enrolling in the Plan by enclosing a check or money order with the Authorization Card. Checks or money orders should be made payable to UMB Bank, n.a. in U.S. funds for any optional cash payment made.

13.  What are the limitations on the amount of optional cash payments?

     The same amount of money need not be sent for each investment. Any optional cash payments you make must not be less than $100 nor may they total more than $9,000 per quarter. Payments may be made by check or money order payable to UMB Bank, n.a. in U.S. funds. No interest will be paid by the Plan Administrator on optional cash payments.

14.  Under what circumstances will optional cash payments be returned?

     Optional cash payments received by the Plan Administrator will be returned to you upon written request signed by the record owner(s) and received at least 2 full business days prior to the dividend payment date. Any optional cash payment received within 6 days before or 3 days after a dividend payment date will be returned by the Plan Administrator to the Participant. In addition, any payment received in an amount of less than $100 will be returned, and any portion of any payment in excess of $9,000 per quarter will be returned.

Reports to Participants

15.  What kind of reports will be sent to Participants in the Plan?

     As soon as practicable after each purchase, a Participant will receive a transaction record which shall include information concerning the effective purchase price and the number of shares acquired. These statements are a record of the cost of purchases of shares under the Plan and should be retained for tax purposes. In addition, each Participant will receive copies of the Company's annual and quarterly reports to shareholders, proxy statements and dividend income information for tax reporting purposes.

Dividends

16. Will Participants be credited with dividends on shares held in their accounts under the Plan?

     Yes. As the record holder for the shares held in Participants' accounts under the Plan, the Plan Administrator will receive dividends for all such shares held on the dividend record date, will credit such dividends to Participants' accounts on the basis of full and fractional shares held in these accounts, and will automatically reinvest such dividends in additional shares of Common Stock.

Certificates for Shares

17. Will certificates be issued for shares of Common Stock purchased under the Plan?

     Unless requested, the Plan Administrator will not issue certificates to Participants for shares of Common Stock purchased under the Plan. Your shares will be held in the name of the Plan Administrator or its nominee. The number of shares purchased for your account under the Plan will be shown on your statement of account. This feature protects against loss, theft or destruction of stock certificates.

     Certificates for any number of whole shares credited to your account under the Plan will be issued to you upon written request. If you are reinvesting cash dividends with respect to the shares registered in your name, cash dividends with respect to shares withdrawn from your account will continue to be reinvested unless you thereafter submit a signed written request canceling your dividend reinvestment participation. Dividends on any full or fractional shares remaining in your account will also continue to be reinvested.

     The Company and Plan Administrator, at their discretion, may terminate any account which contains only a fraction of a share by paying the account holder the dollar value of such fractional share. Certificates for fractions of shares will not be issued.

     Accounts under the Plan will be maintained in the names in which certificates of the Participants were registered at the time the Participants entered the Plan. Should you want your shares registered and issued in a different name or should you want to change the name in which your account is maintained, you must so indicate in a written request and comply with any applicable transfer requirements.

     Shares credited to the account of a Participant under the Plan may not be pledged or assigned. A Participant who wishes to pledge or assign shares credited to his or her account must first withdraw such shares from the account.

Withdrawal of Shares in Plan Accounts

18.  How may a Participant withdraw shares purchased under the Plan?

     You may withdraw all or a portion of the shares from your Plan account by notifying the Plan Administrator in writing to that effect and specifying in the notice the number of whole shares to be withdrawn. Certificates for the whole shares of Common Stock so withdrawn will be issued to you. In no case will certificates for fractional shares be issued. Any notice of withdrawal of Common Stock purchased with optional cash payments will not be effective until the Participant's check or money order has been cleared by the honoring institution. If you are reinvesting dividends on all shares registered in your name, dividends with respect to shares withdrawn from your account will continue to be reinvested unless you thereafter submit a signed written request canceling your participation in the dividend reinvestment feature of the Plan.

     Neither the Company nor the Plan Administrator will repurchase or sell for a Participant any shares of Common Stock credited to the Participant's account under the Plan.

19. What happens to the fraction of a share when a Participant withdraws all shares from the Plan?

     If a Participant's account contains a fractional share for which withdrawal is requested, the Plan Administrator will make a cash payment based on the last sale price of the Common Stock as reported on the NASDAQ National Market System on the date of receipt of such request. The fractional share is multiplied by the current price; and the cash payment, together with certificates for the whole shares, will be mailed directly to the withdrawing Participant.

20. What happens to a Participant's Plan account if all shares of Common Stock in the Participant's own name are transferred or sold?

     If you dispose of all shares of Common Stock registered in your name, the Plan Administrator will continue to reinvest the dividends on the shares held in your Plan account until you notify the Plan Administrator that you wish to withdraw such shares from your account.

Discontinuance of Dividend Reinvestment

21. How does a Participant discontinue the reinvestment of dividends under the Plan?

     Participation in the Plan may be terminated by a Participant at any time by written notice to the Plan Administrator at least 10 days prior to the record date. However, if such notice is received by the Plan Administrator after that date, the dividend for that period will be reinvested pursuant to the Plan.

Other Information

22. What happens if the Company declares a stock split, issues a stock dividend or has a Common Stock rights offering?

     It is understood that any stock dividends or split shares distributed by the Company on shares held by the Plan Administrator for the Participant will be credited to the Participant's account. In the event that the Company makes available to its shareholders rights to purchase additional shares, debentures or other securities, the Company will deliver any such rights accruing to shares held on behalf of a Participant to the Plan Administrator, and the Plan Administrator will then deliver the rights to the Participant.

23.  How will a Participant's shares be voted at a meeting of shareholders?

     All proxy soliciting material will be forwarded to each Participant, and full shares credited to a Participant's account under the Plan will be voted in accordance with such Participant's direction.

     If a proxy card is not returned or if it is returned unsigned, none of the Participant's shares indicated on such card will be voted unless the Participant votes in person.

24.  What are the federal tax consequences of participating in the Plan?

     The following discussion is provided for purposes of general information only. Participants are advised to consult their own tax advisors to determine how the federal income tax laws apply to their own situations.

     Generally, to the extent cash dividends are declared and distributed by the Company from its current year or accumulated earnings and profits, any dividends reinvested under the Plan will be taxable as ordinary income to the Participant, even though the Participant does not receive cash. Thus, Participants are taxed on dividends in the same manner as shareholders who are not participants in the Plan. This means that the amount of the dividend which is reinvested will be taxable as ordinary income in the year the shares are purchased.

     Distributions in excess of the Company's current year or accumulated earnings and profits will be treated as a non-taxable return of capital reducing the recipient's basis in his stock, and to the extent that such distributions exceed the Participant's tax basis, the excess will be taxed as a gain realized on the sale or exchange of such stock. Such reduction in basis will result in increased gain or decreased loss realized on the subsequent disposition of the stock. In general, any such gain will be treated as capital gain if the stock is held as a capital asset. Because no predictions may be made with respect to earnings and profits in 1997, or thereafter, it is impossible to predict the taxability of distributions.

     Upon withdrawals from or termination of the Plan, Participants will not realize federal taxable income when they receive certificates for whole shares that have been credited to their accounts under the Plan. However, a Participant who receives a cash adjustment for a fractional share credited to his account may realize a gain or loss.

     Gain or loss may also be realized by the Participant when whole shares are sold by the Participant after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount the Participant receives for his shares and his tax basis. The tax basis of any shares acquired through the Plan with reinvested dividends or optional cash payments generally will be equal to the amount paid for the shares. Gains or losses upon the sale of shares held for more than one year are classified as long-term, while gains or losses attributable to shares held for less than one year are classified as short-term. The Taxpayer Relief Act of 1997 altered the taxation of capital gains regarding individuals. For sales and exchanges after July 28, 1997, in which the asset has been held at least 18 months, there is a reduction in the tax rate applicable to the gain. A reduction in tax rates is also applicable for sales taking place between May 7, 1997 and July 28, 1997 for assets held more than 12 months. There is a further tax rate reduction on assets held more than five years which are acquired (or deemed to be acquired) after December 31, 2000. Capital gains are generally taxed to corporations in the same manner as ordinary income (although the technical distinction between capital gains and ordinary income is retained). The holding period for shares acquired through the Plan will begin on the day after the purchase date.

     In the case of any Participant as to whom federal income tax withholding on dividends is required, the Plan Administrator will make dividend reinvestment net of the amount of tax required to be withheld.

25. What is the responsibility of the Company and the Plan Administrator under the Plan?

     Neither the Company nor the Plan Administrator will be liable in administering the Plan for any act done in good faith or for any omission to act, including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death, the prices at which shares are purchased for the Participant's account, the times when purchases are made or fluctuations in the market value of the Common Stock.

     The Participant should recognize that neither the Company nor the Plan Administrator can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

26.  When will the Plan be discontinued or modified?

     The Company intends to continue the Plan indefinitely; however, it reserves the right to suspend or terminate the Plan at any time, without prior notice to Participants. It also reserves the right to make modifications to the Plan. Participants will be notified of any such suspension, termination or modification as soon as is practicable. The Company also reserves the right to terminate any Participant's participation in the Plan at any time.

     As of the date of this Prospectus, the Company has authorized the issuance of up to 2,000,000 shares of Common Stock pursuant to the Plan and 971,645 shares have been issued pursuant to the Plan. If all 2,000,000 shares are issued pursuant to the Plan and no further shares are authorized by the Company, the Plan will be discontinued.

27.  How is the Plan to be interpreted?

     Any question of interpretation arising under the Plan will be determined by the Company.

28. What about foreign participants in the Plan whose dividends are subject to income tax withholding?

     In the case of a foreign shareholder who is participating in the Plan and whose dividends are subject to United States Income Tax Withholding, the Plan Administrator will purchase Common Stock in an amount equal to the net cash dividend, after the deduction of taxes withheld. Amounts received from foreign shareholders under optional cash payment provisions of the Plan must be in U.S. dollars.

                          LEGAL MATTERS

     Certain legal matters in connection with the securities offered hereby will be passed upon for the Company by Nyemaster, Goode, Voigts, West, Hansell & O'Brien, P.C., 700 Walnut Street, Suite 1600, Des Moines, Iowa 50309-3899.

                             EXPERTS

     The consolidated financial statements and schedules of EMC Insurance Group Inc. and Subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 are incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, whose reports are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEMNIFICATION

     The Iowa Business Corporation Act makes provision for the indemnification of directors and officers in terms sufficiently broad to indemnify such persons from liability (including reimbursements for expenses incurred) arising under the Securities Act of 1933. Generally, indemnification is permissible if (i) the person acted in good faith and, (ii) if acting in the person's official capacity, in a manner reasonably believed to be in the best interests of the Company and, in all other cases, that the person's conduct was at least not opposed to the Company's best interests and, (iii) in the case of any criminal proceeding, the person had no reasonable cause to believe the person's conduct was unlawful. The By-Laws of the Company provide for indemnification of officers, directors, employees, or agents as permitted under the Iowa Business Corporation Act or as otherwise permitted by law.

     The Plan provides for indemnification to the full extent permitted by law of any person in connection with any proceeding, suit or action brought by reason of any action taken or not taken under the Plan while such person was a member of the Board of Directors of Employers Mutual or the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL.

     THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                         TABLE OF CONTENTS

                                                             PAGE

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . .4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . .4
THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . .6
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . .6
THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     Description of the Plan . . . . . . . . . . . . . . . . . .6
     Purpose . . . . . . . . . . . . . . . . . . . . . . . . . .6
     Advantages. . . . . . . . . . . . . . . . . . . . . . . . .7
     Administration. . . . . . . . . . . . . . . . . . . . . . .7
     Participation . . . . . . . . . . . . . . . . . . . . . . .7
     Costs . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     Purchases . . . . . . . . . . . . . . . . . . . . . . . . .9
     Optional Cash Payments. . . . . . . . . . . . . . . . . . 10
     Reports to Participants . . . . . . . . . . . . . . . . . 10
     Dividends . . . . . . . . . . . . . . . . . . . . . . . . 11
     Certificates for Shares . . . . . . . . . . . . . . . . . 11
     Withdrawal of Shares in Plan Accounts . . . . . . . . . . 12
     Discontinuance of Dividend Reinvestment . . . . . . . . . 13
     Other Information . . . . . . . . . . . . . . . . . . . . 13
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . 15
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . 16

                     EMC INSURANCE GROUP INC.

                           COMMON STOCK

                     OFFERED PURSUANT TO ITS
                       AMENDED AND RESTATED
                    DIVIDEND REINVESTMENT AND
                    COMMON STOCK PURCHASE PLAN
                _________________________________

                            PROSPECTUS
                _________________________________

                        DECEMBER 17, 1997
                _________________________________

                             Part II
              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following are the estimated expenses to be incurred by the Company in connection with the offering described in this registration statement:

     SEC registration fee. . . . . . . . . . . . . . . . .$ 6,005
     Cost of printing and engraving. . . . . . . . . . . . $2,000
     Legal fees and expenses . . . . . . . . . . . . . . . $2,000
     Accounting fees and expenses. . . . . . . . . . . . . $2,000
     Miscellaneous . . . . . . . . . . . . . . . . . . . . $1,000
                                                       ____________
     Total
                                                          $13,005
               ====================================

Item 15.  Indemnification of Directors and Officers.

     Reference is made to the discussion in the Prospectus under the heading "Indemnification", which describes the indemnification against certain liabilities which may be available to directors and officers of EMC Insurance Group Inc. and Employers Mutual Casualty Company in connection with the Plan.

Item 16.  Exhibits.


     4 EMC Insurance Group Inc. Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan.

     5 Opinion of Nyemaster, Goode, McLaughlin, Voigts, West, Hansell & O'Brien, P.C. with respect to the legality of the stock being issued.

     23.1 Consent of Nyemaster, Goode, Voigts, West, Hansell & O'Brien, P.C. (included in Exhibit 5 hereto).

     23.2 Consent of KPMG Peat Marwick LLP.

     24 Power of Attorney (incorporated by reference from the Company's Annual Report on Form 10-K for the year-ended December 31, 1996).

     28 Consolidated Schedule P of Annual Statements provided to state regulatory authorities (incorporated by reference from the Company's Annual Report on Form 10-K for the year-ended December 31, 1996).

Item 17.  Undertakings

The undersigned Registrant hereby undertakes that:

     (1) for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (2) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

     (3) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on December 17, 1997.

                           EMC INSURANCE GROUP INC.


                           By:   /s/  Bruce G. Kelley
                              -----------------------------------------
                              Bruce G. Kelley
                              Its President and Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                                                    Date
                                                   ------
By:   /s/ Bruce G. Kelley                              December 17, 1997
     ------------------------------------------
     Bruce G. Kelley
     Its  President, Chief Executive Officer,
        and Director


By:   /s/  Mark Reese                                  December 17, 1997
      -----------------------------------------
      Mark Reese
      Its Chief Financial and Accounting Officer


By:   /s/  George C. Carpenter, III    *              December 17, 1997
     ------------------------------------------
     George C. Carpenter, III, Director


By:   /s/  E. H. Creese                       *       December 17, 1997
     ------------------------------------------
     E. H. Creese, Director

By:   /s/  David J. Fisher                    *       December 17, 1997
     ------------------------------------------
     David J. Fisher, Director


By:   /s/  George W. Kochheiser        *              December 17, 1997
     ------------------------------------------
     George W. Kochheiser, Director


By:   /s/  Raymond A. Michel             *             December 17, 1997
     ------------------------------------------
     Raymond A. Michel, Director


By:   /s/  Fred A. Schiek                     *       December 17, 1997
     -------------------------------------------
     Fred A. Schiek, Director

     * By power of attorney

                        INDEX TO EXHIBITS

    Exhibit
    Number                     Item


      4 EMC Insurance Group Inc. Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan.

      5 Opinion of Nyemaster, Goode, McLaughlin, Voigts, West, Hansell & O'Brien, P.C. with respect to the legality of the stock being issued.

     23.1 Consent of Nyemaster, Goode, Voigts, West, Hansell & O'Brien, P.C.(included in Exhibit 5 hereto).

     23.2       Consent of KPMG Peat Marwick LLP

     24 Power of Attorney (incorporated by reference from the Company's Annual Report on Form 10-K for the year-ended December 31, 1996).

     28 Consolidated Schedule P of Annual Statements provided to state regulatory authorities (incorporated by reference from the Company's Annual Report on Form 10-K for the year-ended December 31, 1996).